As filed with the Securities and Exchange Commission on January 10, 2003

                                                    Registration No. 033-41527
   ________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 _____________

                        POST-EFFECTIVE AMENDMENT NO. 3
                                      To
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 _____________

                               NTL INCORPORATED
            (Exact name of registrant as specified in its charter)

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
             Delaware                                 4899                                13-4105887
  (State of other jurisdiction of           (Primary Standard Industrial                 (I.R.S. Employer
  Incorporation or organization)             Classification Code Number)              Identification Number)

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                             110 EAST 59TH STREET
                           NEW YORK, NEW YORK 10022
                                (212) 906-8440
         (Address and telephone number of principal executive offices)

             CELLULAR LONG DISTANCE, INC., 1991 STOCK OPTION PLAN
                           (Full title of the plan)

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                                        COPIES TO:

     RICHARD J. LUBASCH, ESQ.                 THOMAS H. KENNEDY, ESQ.               ADRIAN J. S. DEITZ
 EXECUTIVE VICE PRESIDENT, GENERAL             SKADDEN, ARPS, SLATE,               SKADDEN, ARPS, SLATE,
       COUNSEL AND SECRETARY                    MEAGHER & FLOM LLP                  MEAGHER & FLOM LLP
         NTL INCORPORATED                        FOUR TIMES SQUARE                   ONE CANADA SQUARE
       110 EAST 59TH STREET                  NEW YORK, NEW YORK 10036                  CANARY WHARF
     NEW YORK, NEW YORK 10022                     (212) 735-3000                      LONDON  E14 5DS
          (212) 906-8440                                                                ENGLAND
                                                                                     +44 20 7519-7000

                 (Name, address, including zip code, and telephone number,
                        including area code, of agent for service)
                                      _____________
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                         DEREGISTRATION OF SECURITIES

         NTL Incorporated, a Delaware corporation, is filing this post-effective amendment No. 3 to registration statement on Form S-8 (File No. 033-41527) of Cellular Long Distance, Inc., a predecessor company of NTL Incorporated, to deregister certain shares of common stock issuable upon exercise of stock options issued pursuant to the Cellular Long Distance, Inc., 1991 Stock Option Plan (the "Option Plan").

         On July 12, 1991, Cellular Long Distance, Inc. filed the Registration Statement for purposes of registering 823,000 shares of its common stock, par value $0.01 per share (the "Shares"), issuable upon exercise of stock options issued under the Option Plan.

         On April 1, 1999, NTL Incorporated completed a corporate restructuring to create a new holding company structure. The restructuring was accomplished through a merger under section 251(g) of the Delaware General Corporation Law. At the effective time of the merger, all stockholders of NTL Incorporated became stockholders in the new holding company and NTL Incorporated became a wholly owned subsidiary of the new holding company. As a result of the merger, each outstanding employee stock option and warrant to purchase shares of NTL Incorporated's common stock granted under any employee stock option or compensation plan or arrangement or warrant agreement of NTL Incorporated was converted into an option to purchase one share of the holding company's common stock in accordance with the provisions of such employee stock option or compensation plan or arrangement or warrant agreement. The new holding company took the NTL Incorporated name and the old NTL Incorporated was renamed NTL Communications Corp. On October 15, 1999, NTL Incorporated filed Post-Effective Amendment No. 1 to the Registration Statement as a successor registrant pursuant to Rule 414 under the Securities Act of 1933 (the "Securities Act").

         On May 18, 2000, NTL Incorporated again completed a corporate restructuring to create a new holding company structure. The restructuring was accomplished through a merger under section 251(g) of the Delaware General Corporation Law. At the effective time of the merger, all stockholders of NTL Incorporated became stockholders in the new holding company and NTL Incorporated became a wholly owned subsidiary of the new holding company. As a result of the merger, each outstanding employee stock option and warrant to purchase shares of NTL Incorporated's common stock granted under any employee stock option or compensation plan or arrangement or warrant agreement of NTL Incorporated was converted into an option to purchase one share of the holding company's common stock in accordance with the provisions of such employee stock option or compensation plan or arrangement or warrant agreement. The new holding company took the NTL Incorporated name and the old NTL Incorporated was renamed NTL (Delaware), Inc. On July 14, 2000, NTL Incorporated filed Post-Effective Amendment No. 2 to the Registration Statement as a successor registrant pursuant to Rule 414 under the Securities Act.

         On May 8, 2002, NTL Incorporated and certain subsidiaries filed a voluntary petition for a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. On July 15, 2002, NTL Incorporated filed an amended disclosure statement and a second amended joint reorganization plan with the Bankruptcy Court (the "Plan"). On September 5, 2002, following further modifications, the Bankruptcy Court entered an order confirming the Plan, pursuant to which all of NTL Incorporated's common stock, and all outstanding options to purchase NTL Incorporated's common stock, would be cancelled on the effective date of the plan. Accordingly, this Post-Effective Amendment No. 3 to the Registration Statement is being filed to deregister, as of the date hereof, all of the Shares that remain unissued under the Registration Statement.


                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 10, 2003.


                                          NTL INCORPORATED


                                          By: /s/ RICHARD J. LUBASCH
                                            ...................................
                                            Richard J. Lubasch
                                            Executive Vice President -
                                            General Counsel and Secretary


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

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Signature                                             Title                                            Date
---------                                             -----                                            ----

/s/ GEORGE S. BLUMENTHAL*                             Chairman of the Board, and                       January 10, 2003
------------------------------                        Treasurer and Director
George S. Blumenthal


/s/ BARCLAY KNAPP*                                    President, Chief Executive
------------------------------                        Officer and Director                             January 10, 2003
Barclay Knapp


/s/ JOHN F. GREGG                                     Senior Vice President, Chief
------------------------------                        Financial Officer                                January 10, 2003
John F. Gregg


/s/ GREGG N. GORELICK*                                Vice President - Controller                      January 10, 2003
------------------------------
Gregg N. Gorelick


/s/ ROBERT T. GOAD                                    Director                                         January 10, 2003
------------------------------
Robert T. Goad


                                                      Director
------------------------------
Bernard P. Izerable


/s/ ALAN J. PATRICOF*                                 Director                                         January 10, 2003
------------------------------
Alan J. Patricof


/s/ WARREN POTASH*                                    Director                                         January 10, 2003
------------------------------
Warren Potash


------------------------------                        Director
Jean-Louis Vinciguerra


                                                      Director
------------------------------
Michael S. Willner


                                                      Director
------------------------------
Eric Bouvier


*  By:    /s/ RICHARD J. LUBASCH
          ----------------------------
          Richard J. Lubasch
          Attorney-in-Fact

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